Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-60763, 333-80317, 333-87673, 333-93457, 333-33170, 333-41110, 333-49158, 333-49680, 333-51632, 333-53492, 333-58498, 333-58574, 333-67702, 333-71338, 333-90862, 333-107882, 333-114405, 333-116877, 333-117866, 333-119553, 333-127775, 333-132533, 333-140188, 333-142526 and 333-148971; Form S-4 No. 333-112997, and Form S-3/A on Form S-1 No. 333-90903) of Broadcom Corporation of our report dated January 25, 2008 with respect to the consolidated financial statements and schedule of Broadcom Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Orange County, California
February 3, 2009